Exhibit 99-1

FOR IMMEDIATE RELEASE:

For further information, please contact: Nancy Udell, S.V.P., PR & Advertising (561) 682-4195	Investor Contact: Tom Severson, S.V.P. & Chief Financial Officer (561) 659-4122
Maria Dinoia, Senior Publicist (561) 682-4134	Cheryl Scully, Director Treasury and Investor Relations (561) 682-4211

PAXSON CLOSES ON $35 MILLION STATION SALE TO UNIVISION

(West Palm Beach, FL –February 20, 2003) – Paxson Communications Corporation (AMEX – PAX) (the “Company” or “Paxson”) today announced that it has completed the sale of its television station KPXF, Channel 61, serving Fresno, California, to Univision Communications, Inc. (NYSE – UVN), the nation’s 55th largest market. The company received cash proceeds of $35.0 million. PAX has replaced its coverage with cable and satellite in the Fresno market.

Paxson’s Chairman and CEO, Lowell “Bud” Paxson, commented, “Our recent station sales clearly demonstrate the significant underlying value of our television station assets. The premiums we’ve received continue to support my belief that the company’s inherent worth far exceeds current market valuations. Having executed agreements for $85 million of our $100 million liquidity plan, and with no maturing securities until 2006, we have put the company in a position of strength as we work with Bear Stearns to explore strategic opportunities for our company.”

About Paxson Communications Corporation

Paxson Communications Corporation owns and operates the nation’s largest broadcast television distribution system and PAX TV, family television. PAX TV reaches 88% of U.S. television households via nationwide broadcast television, cable and satellite distribution systems. PAX TV’s original series include, “Sue Thomas: F.B.Eye,” starring Deanne Bray, “Doc,” starring recording artist Billy Ray Cyrus and “Just Cause” starring Richard Thomas and Elizabeth Lackey. Other original PAX series include “It’s A Miracle” and “Candid Camera.” For more information, visit PAX TV’s website at www.pax.tv.

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